Exhibit 99.1 - Earnings Release – Fourth fiscal quarter ended September 29, 2013.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports continued digital growth, achieves plan of reorganization two years early

DAVENPORT, Iowa (November 11, 2013) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, reported today that for its fourth fiscal quarter ended September 29, 2013, digital revenue continued to increase, operating expenses continued to decrease and debt has been reduced to a level two years ahead of its reorganization plan.

Because of period accounting, year-over-year comparisons are distorted. The 2012 quarter and fiscal year included an additional week of business activity, which added both revenue and cash costs in comparison with the 2013 periods. Tables below summarize key 2013 and 2012 results on a comparable 13- and 52-week basis(1), respectively.

Also, the 2013 quarter includes a non-cash impairment charge of $1.94 per diluted common share. As a result, Lee reported a preliminary(2) loss of $1.71 per diluted common share, compared with a loss of 6 cents in 2012. Excluding unusual matters, adjusted earnings per diluted common share(1) totaled 25 cents for the 2013 quarter, compared with 7 cents a year ago.

“Aggressive digital and subscription revenue and business transformation initiatives have enabled Lee to continue delivering strong, improving cash flow and rapid debt reduction," said Mary Junck, chairman and chief executive officer. "Our unmatched local news, information and advertising continue to drive huge print and digital audiences of all ages, adding to our optimism for continued success in 2014."

She also noted:

•	Adjusted EBITDA(1) increased to $173.7 million in 2013, the fifth consecutive year of strong, stable performance.

•
Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $19.8 million in the quarter, up 4.3% compared with the quarter a year ago, which included the extra week of operations. On a comparable 13-week basis, total digital revenue increased 9.5% compared with the quarter a year ago.

•	Mobile advertising revenue increased 65.1%, to $1.5 million in the 2013 quarter.

•
Operating expenses, excluding depreciation, amortization and unusual matters, decreased 9.8% for the quarter and 5.2% for the year. On a comparable 13-week basis, operating expenses, excluding depreciation, amortization and unusual matters, decreased 4.0% compared with the quarter a year ago.

•	Debt was reduced by $26.0 million for the quarter and $98.4 million for the fiscal year to a balance of $847.5 million, achieving the target level in Lee's reorganization plan two years early.

•	Increases from branded editions resulted in a 7.4% increase in Sunday circulation for the six months ended September 2013, compared to the prior year period. Daily circulation decreased 3.5%.

•
Digital audiences continued to grow. Mobile, tablet, desktop and app page views increased 9.4% in September 2013 compared with a year ago to 209.1 million, and monthly unique visitors increased 2.7% to 23.2 million.

•
Pension liabilities, net of plan assets, totaled $30.6 million as of September 29, 2013, a $38.1 million improvement from September 30, 2012, due to strong asset returns and an increase in discount rates used to measure the liabilities. Contributions to pension plans are expected to total $1.4 million in 2014, a 77% reduction from 2013, increasing cash available for debt reduction in fiscal year 2014.

FOURTH QUARTER OPERATING RESULTS(3)

Excluding the extra week of operations in 2012, operating revenue decreased 2.8%. Operating revenue for the 13 weeks ended September 29, 2013 totaled $162.5 million, a decrease of 9.5% compared with the 14 weeks ended September 30, 2012. Combined print and digital advertising and marketing services revenue, as reported, decreased 11.6% to $110.1 million, with retail advertising down 9.5%, classified down 15.8% and national down 12.5%. Combined print and digital classified employment revenue decreased 12.6%, while automotive decreased 16.7%, real estate decreased 12.0% and other classified decreased 18.8%. Digital advertising and marketing services revenue on a stand-alone basis increased 1.2% to $16.9 million. Print advertising and marketing services revenue on a stand-alone basis decreased 13.6%. Subscription revenue decreased 3.5%.

Excluding the extra week of operations in 2012, operating expenses, excluding depreciation, amortization and unusual matters, decreased 4.0%. Operating expenses, excluding depreciation, amortization and unusual matters, for the 13 weeks ended September 29, 2013 decreased 9.8% compared to the 14 weeks ended September 30, 2012. Compensation decreased 9.3%, with the average number of full-time equivalent employees down 8.4%. Newsprint and ink expense decreased 22.3%, primarily a result of a reduction in newsprint volume of 19.4%. Other operating expenses decreased 7.6%.

Excluding the extra week of operations in 2012, operating cash flow(1) increased 4.1%. Operating cash flow, as reported, decreased 6.0% from a year ago to $37.5 million. Operating cash flow margin(1) increased to 23.1% from 22.2% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as impairment charges and other unusual matters in both years, the company recognized an operating loss of $142.4 million in the current year quarter, compared with operating income of $24.3 million a year ago.

The table below summarizes certain key 2013 financial results on a comparable basis, excluding the extra week of operations in 2012:

	Quarter Ended
(Thousands of Dollars)	Sept 29 2013	Sept 30 2012	Percent Change
	13 Weeks	13 Weeks
Advertising and marketing services revenue	110,115	116,034	(5.1)
Total digital revenue	19,832	18,115	9.5
Subscription revenue	43,502	41,831	4.0
Total operating revenue	162,462	167,119	(2.8)
Operating expenses, excluding depreciation, amortization and unusual matters	124,540	129,694	(4.0)
Operating cash flow	37,503	36,012	4.1
Operating income (loss)	(142,432)	20,276	NM

Non-operating expenses, primarily interest expense and debt financing costs, decreased 26.2%, due primarily to lower interest expense from lower debt balances, refinancing of the Pulitzer Notes and the extra week in the prior year quarter. Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $88.7 million, compared with a loss of $3.2 million a year ago.

IMPAIRMENT CHARGES
Results for the quarter include non-cash impairment charges to earnings. The current year charges, which total $171.1 million before income taxes, $100.6 million after tax and $1.94 per diluted common share, reduce the carrying value of mastheads, customer and newspaper subscriber lists and real property. The charges have no effect on cash flows but reduce reported earnings per common share, resulting in a loss for the quarter and fiscal year. Impairment testing was performed in accordance with generally accepted accounting principles, which, among other factors, requires consideration of differences between current carrying value and the fair value of all of the Company's assets.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			Quarter Ended
	September 29 2013		September 30 2012
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share
	13 Weeks		14 Weeks
Loss attributable to Lee Enterprises, Incorporated, as reported	(88,697)	(1.71)	(3,154)	(0.06)
Adjustments:
Impairment of intangible and other assets	171,094		1,388
Litigation settlement	—		2,802
Debt financing and reorganization costs	88		190
Amortization of debt present value adjustment	1,185		1,362
Other, net	541		1,943
	172,908		7,685
Income tax effect of adjustments, net	(71,093)		(3,032)
	101,815	1.96	4,653	0.09
Unusual matters related to discontinued operations	—	—	2,349	0.05
Income attributable to Lee Enterprises, Incorporated, as adjusted	13,118	0.25	3,848	0.07

FISCAL 2013 OPERATING RESULTS(3)

Excluding the extra week of operations in 2012, operating revenue decreased 2.9%. Operating revenue for the 52 weeks ended September 29, 2013, totaled $674.7 million, a decrease of 4.6% compared with the 53 weeks ended September 30, 2012. Combined print and digital advertising and marketing services revenue, as reported, decreased 7.1% to $459.8 million, with retail advertising down 5.0%, classified down 9.8% and national down 18.8%. Combined print and digital classified employment revenue decreased 9.1%, while automotive decreased 12.0%, real estate decreased 9.3% and other classified decreased 8.9%. Digital advertising and marketing services revenue on a stand-alone basis increased 1.8% to $66.4 million. Print advertising and marketing services revenue on a stand-alone basis decreased 8.5%. Subscription revenue increased 1.8%.

Excluding the extra week of operations in 2012, operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.7%. Operating expenses, excluding depreciation, amortization and unusual matters, for the 52 weeks ended September 29, 2013 decreased 5.2% compared to the 53 weeks ended September 30, 2012. Compensation decreased 7.1%, with the average number of full-time equivalent employees down 8.3%. Newsprint and ink expense decreased 15.8%, a result of a reduction in newsprint volume of 13.6%. Other operating expenses decreased 0.2%.

Excluding the extra week of operations in 2012, operating cash flow increased 1.2%. Operating cash flow, as reported, decreased 1.2% from a year ago to $160.7 million. Operating cash flow margin increased to 23.8% from 23.0% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as impairment charges and other unusual matters in both years, the company recognized an operating loss of $57.3 million in the current year, compared with operating income of $103.4 million a year ago.

The table below summarizes certain key 2013 financial results on a comparable basis, excluding the extra week of operations in 2012:

	Year Ended
(Thousands of Dollars)	Sept 29 2013	Sept 30 2012	Percent Change
	52 Weeks	52 Weeks
Advertising and marketing services revenue	459,845	486,638	(5.5)
Total digital revenue	77,027	72,108	6.8
Subscription revenue	177,111	170,740	3.7
Total operating revenue	674,740	694,596	(2.9)
Operating expenses, excluding depreciation, amortization and unusual matters	511,333	531,170	(3.7)
Operating cash flow	160,727	158,841	1.2
Operating income (loss)	(57,319)	99,371	NM

Non-operating expenses decreased 7.1% due to lower debt balances, the refinancing of the Pulitzer Notes and a $6.9 million gain on sale of an investment. The Company recognized $37.8 million of reorganization costs in the prior year. Loss from discontinued operations, net of income taxes totaled $1.2 million in the current year compared to $2.9 million a year ago. Loss attributable to Lee Enterprises, Incorporated totaled $78.3 million, compared to a loss of $16.7 million a year ago.

FISCAL 2013 ADJUSTED EARNINGS AND EPS

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			Year Ended
	September 29 2013		September 30 2012
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share
	52 Weeks		53 Weeks
Loss attributable to Lee Enterprises, Incorporated, as reported	(78,317)	(1.51)	(16,698)	(0.34)
Adjustments:
Impairment of intangible and other assets	171,094		1,388
Gain on sale of investment, net	(6,909)		—
Litigation settlement	—		2,802
Debt financing and reorganization costs	645		40,588
Amortization of debt present value adjustment	5,117		3,919
Other, net	2,711		5,660
	172,658		54,357
Income tax effect of adjustments, net	(70,991)		(19,489)
	101,667	1.96	34,868	0.71
Unusual matters related to discontinued operations	1,014	0.02	2,694	0.05
Income attributable to Lee Enterprises, Incorporated, as adjusted	24,364	0.47	20,864	0.42

DEBT AND FREE CASH FLOW(1)

Debt was reduced $26.0 million in the quarter and $98.4 million for the fiscal year. Debt, net of cash, was reduced $102.0 million for the fiscal year. At September 29, 2013, the principal amount of debt totaled $847.5 million, achieving the plan of reorganization target level two years early. Free cash flow increased to $27.4 million for the quarter compared with $11.8 million a year ago due primarily to lower interest expense and a larger tax refund in the current year quarter. Free cash flow for the fiscal year totaled $82.1 million. Liquidity at the end of the quarter totaled $47.5 million, compared to required debt principal payments of $19.2 million in the next 12 months.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.1 million daily and 1.5 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 23.2 million unique visitors in September 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended			Year Ended
(Thousands of Dollars and Shares, Except Per Share Data)	Sept 29 2013	Sept 30 2012	Percent Change	Sept 29 2013	Sept 30 2012	Percent Change
	13 Weeks	14 Weeks		52 Weeks	53 Weeks
Operating revenue:
Retail	68,219	75,363	(9.5)	289,326	304,686	(5.0)
Classified:
Employment	8,395	9,602	(12.6)	33,560	36,911	(9.1)
Automotive	8,336	10,007	(16.7)	34,375	39,054	(12.0)
Real estate	4,920	5,590	(12.0)	18,862	20,805	(9.3)
All other	11,565	14,243	(18.8)	47,198	51,837	(8.9)
Total classified	33,216	39,442	(15.8)	133,995	148,607	(9.8)
National	5,683	6,492	(12.5)	24,056	29,618	(18.8)
Niche publications and other	2,997	3,277	(8.5)	12,468	12,267	1.6
Total advertising and marketing services revenue	110,115	124,574	(11.6)	459,845	495,178	(7.1)
Subscription	43,502	45,061	(3.5)	177,111	173,971	1.8
Commercial printing	2,945	3,341	(11.9)	12,625	12,731	(0.8)
Digital services and other	5,900	6,469	(8.8)	25,159	25,041	0.5
Total operating revenue	162,462	179,445	(9.5)	674,740	706,921	(4.6)
Operating expenses:
Compensation	62,327	68,689	(9.3)	254,831	274,427	(7.1)
Newsprint and ink	10,123	13,034	(22.3)	43,481	51,635	(15.8)
Other operating expenses	52,090	56,364	(7.6)	213,021	213,502	(0.2)
Workforce adjustments	419	1,470	(71.5)	2,680	4,640	(42.2)
	124,959	139,557	(10.5)	514,013	544,204	(5.5)
Operating cash flow	37,503	39,888	(6.0)	160,727	162,717	(1.2)
Depreciation	5,266	5,688	(7.4)	21,412	23,443	(8.7)
Amortization	5,590	9,714	(42.5)	34,225	41,696	(17.9)
Impairment of intangible and other assets	171,094	1,388	NM	171,094	1,388	NM
Equity in earnings of associated companies	2,015	1,229	64.0	8,685	7,231	20.1
Operating income (loss)	(142,432)	24,327	NM	(57,319)	103,421	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	Quarter Ended			Year Ended
(Thousands of Dollars and Shares, Except Per Share Data)	Sept 29 2013	Sept 30 2012	Percent Change	Sept 29 2013	Sept 30 2012	Percent Change
	13 Weeks	14 Weeks		52 Weeks	53 Weeks
Non-operating income (expense):
Financial income	81	123	(34.1)	300	236	27.1
Interest expense	(21,056)	(25,546)	(17.6)	(89,447)	(83,078)	7.7
Debt financing costs	(88)	(42)	NM	(646)	(2,823)	(77.1)
Other, net	411	(2,533)	NM	7,889	(2,533)	NM
	(20,652)	(27,998)	(26.2)	(81,904)	(88,198)	(7.1)
Income (loss) before reorganization costs and income taxes	(163,084)	(3,671)	NM	(139,223)	15,223	NM
Reorganization costs	—	148	NM	—	37,765	NM
Loss before income taxes	(163,084)	(3,819)	NM	(139,223)	(22,542)	NM
Income tax benefit	(74,548)	(3,157)	NM	(62,745)	(9,161)	NM
Loss from continuing operations	(88,536)	(662)	NM	(76,478)	(13,381)	NM
Discontinued operations, net of income taxes	1	(2,365)	NM	(1,246)	(2,918)	(57.3)
Net loss	(88,535)	(3,027)	NM	(77,724)	(16,299)	NM
Net income attributable to non-controlling interests	(162)	(127)	27.6	(593)	(399)	48.6
Loss attributable to Lee Enterprises, Incorporated	(88,697)	(3,154)	NM	(78,317)	(16,698)	NM

Loss from continuing operations attributable to Lee Enterprises, Incorporated	(88,698)	(789)	NM	(77,071)	(13,780)	NM

Loss per common share:
Basic:
Continuing operations	(1.71)	(0.02)	NM	(1.49)	(0.28)	NM
Discontinued operations	—	(0.05)	NM	(0.02)	(0.06)	(66.7)
	(1.71)	(0.06)	NM	(1.51)	(0.34)	NM

Diluted:
Continuing operations	(1.71)	(0.02)	NM	(1.49)	(0.28)	NM
Discontinued operations	—	(0.05)	NM	(0.02)	(0.06)	(66.7)
	(1.71)	(0.06)	NM	(1.51)	(0.34)	NM

Average common shares:
Basic	51,916	52,076		51,833	49,261
Diluted	51,916	52,076		51,833	49,261

ADJUSTED EBITDA AND FREE CASH FLOW

	Quarter Ended		Year Ended
(Thousands of Dollars)	Sept 29 2013	Sept 30 2012	Sept 29 2013	Sept 30 2012
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
Operating income (loss)	(142,432)	24,327	(57,319)	103,421
Equity in earnings of associated companies	(2,015)	(1,229)	(8,685)	(7,231)
Depreciation and amortization	10,856	15,402	55,637	65,139
Impairment of intangible and other assets	171,094	1,388	171,094	1,388
Operating cash flow	37,503	39,888	160,727	162,717
Distributions from associated companies	3,219	1,826	11,398	9,086
Stock compensation	150	275	1,251	1,067
Financial income	81	123	300	236
Adjusted EBITDA	40,953	42,112	173,676	173,106
Capital expenditures	(2,905)	(3,231)	(9,740)	(7,844)
Pension contributions	—	(3,458)	(6,016)	(6,807)
Cash income tax refunds	9,485	1,268	9,126	1,140
Unlevered free cash flow	47,533	36,691	167,046	159,595
Interest expense settled in cash	(19,871)	(23,867)	(84,012)	(78,288)
Debt financing and reorganization costs paid	(264)	(1,074)	(962)	(32,300)
Free cash flow	27,398	11,750	82,072	49,007

REVENUE BY REGION

	Quarter Ended			Year Ended
(Thousands of Dollars)	Sept 29 2013	Sept 30 2012	Percent Change	Sept 29 2013	Sept 30 2012	Percent Change
	13 Weeks	14 Weeks		52 Weeks	53 Weeks
Midwest	101,355	112,357	(9.8)	423,823	445,483	(4.9)
Mountain West	32,994	36,213	(8.9)	134,173	140,719	(4.7)
West	10,820	12,314	(12.1)	44,870	48,487	(7.5)
East/Other	17,293	18,561	(6.8)	71,874	72,232	(0.5)
Total	162,462	179,445	(9.5)	674,740	706,921	(4.6)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 29 2013	September 30 2012

Cash	17,562	13,920
Debt (Principal Amount)	847,500	945,850

SELECTED STATISTICAL INFORMATION

	Quarter Ended			Year Ended
	Sept 29 2013	Sept 30 2012	Percent Change	Sept 29 2013	Sept 30 2012	Percent Change
	13 Weeks	14 Weeks		52 Weeks	53 Weeks
Capital expenditures (Thousands of Dollars)	2,905	3,231	(10.1)	9,740	7,844	24.2
Newsprint volume (Tonnes)	15,334	19,034	(19.4)	65,560	75,917	(13.6)
Average full-time equivalent employees	4,596	5,019	(8.4)	4,740	5,171	(8.3)
Shares outstanding at end of period (Thousands of Shares)				52,434	52,291	0.3

NOTES

(1)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, financial income and distributions from associated companies, minus equity in earnings of associated companies.

•
Adjusted income (loss) and adjusted earnings (loss) per common share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Free cash flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, financial income, distributions from associated companies and cash income tax refunds, minus equity in earnings of associated companies, interest expense (exclusive of non-cash amortization and accretion), debt financing and reorganization costs, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Unlevered free cash flow excludes interest expense and debt financing and reorganization costs.

•
Operating cash flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of associated companies. Operating cash flow margin is defined as operating cash flow divided by operating revenue.

Comparable 13 and 52 week results are defined as 2013 results on a GAAP basis compared to 2012 results excluding the extra week of operations.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for definitive information.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations and The Garden Island operations have been reclassified as discontinued operations for all periods presented.